Exhibit 10.2

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of the 23rd day of June, 2006 (the “Effective Date”), by and between (i) INTEGRAL SYSTEMS, INC., a Maryland corporation (the “Corporation”), and (ii) LUMISTAR, LLC, a California limited liability company (the “Shareholder”).

WHEREAS, the parties hereto and certain other parties entered into that certain Asset Purchase Agreement dated October 3, 2005 (the “Purchase Agreement”), whereby the Corporation acquired substantially all of the assets of the Shareholder relating to the Shareholder’s business of providing system level and board level telemetry acquisition products;

WHEREAS, the Shareholder was granted two hundred twenty-four thousand nine hundred thirty-one (224,931) shares of Common Stock of the Corporation (the “Shares”) as a portion of the consideration received by it under the Purchase Agreement;

WHEREAS, the Shareholder desires to assign, transfer and deliver to the Corporation all of its legal and beneficial right, title and interest in and to the Shares, in complete repurchase thereof, and the Corporation desires to accept and take the Shares; and

WHEREAS, the parties hereto desire to set forth herein their understandings and agreements with respect to the foregoing.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree and certify as follows:

1. Recitals. The foregoing recitals are hereby incorporated herein and, by this reference, made a substantive part of this Agreement.

2. Repurchase of the Shares. The Shareholder hereby agrees to assign, transfer and convey to the Corporation, and the Corporation hereby agrees to accept and take, all of the Shareholder’s legal and beneficial right, title and interest in and to the Shares, in complete repurchase for the Purchase Price (as defined in Section 4 hereof).

3. Instruments of Conveyance. The Shareholder hereby covenants and agrees that on the Effective Date it shall execute and deliver to the Corporation the stock certificate evidencing the Shares along with an irrevocable stock power in favor of the Corporation, which shall be effective to vest in the Corporation all legal and beneficial right, title and interest in and to the Shares.

4. Payment of Purchase Price. In consideration for the repurchase of the Shares, the Corporation hereby covenants and agrees to pay to the Shareholder on the Effective Date the aggregate amount of $6,412,782.81 (the “Purchase Price”) by wire transfer of immediately available funds to an account designated by the Shareholder. The Parties acknowledge that the Purchase Price was based on a per share price of $28.51, which was calculated as the thirty-day average closing price of the Shares for the 30 trading days preceding June 9, 2006, the date on which the Corporation’s board of directors resolved to repurchase the shares from the Shareholder.

5. Representations and Warranties.

A. Each party hereby makes the following representations and warranties:

(i) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite organizational/corporate action on the part of such party and such party has full organizational/corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement, and all other documents contemplated hereby, by such party shall constitute the valid and legally binding obligations of such party, enforceable in accordance with their terms.

(iii) The execution, delivery and performance of this Agreement, and all other documents and instruments required hereunder and the effectuation of the transactions contemplated hereunder shall not and will not constitute a breach or other violation of any contract, instrument or agreement to which such party is a party or is otherwise bound.

B. The Shareholder hereby further represents and warrants that:

(i) The Shares are owned solely by the Shareholder, free and clear of any option, call, preemptive right, contract, commitment, demand, lien, charge, security interest or encumbrance of any kind whatsoever.

(ii) The Shareholder understands that the Corporation is in the process of examining strategic alternatives, including a possible sale of the Corporation, in order to maximize shareholder value and, notwithstanding such knowledge, is willing to sell the Shares for the Purchase Price.

6. Indemnification. Each party hereby agrees to defend, indemnify and hold harmless the other and the other’s past, present and future directors, members, officers, managers, employees and other agents and representatives (collectively, “Affiliates”)

from and against any and all actions, suits, proceedings, claims, demands, judgments, liabilities, costs, expenses, and fees, including, but not limited to, any reasonable attorneys’ fees, by reason of, arising out of, or in connection with, any misrepresentation or breach of any representation, warranty, covenant or agreement of such party made or contained in this Agreement. The Shareholder hereby further agrees do defend, indemnify and hold harmless the Corporation and the Corporation’s Affiliates against any claims, assertions, allegations or inquiries by any party, whether related or unrelated to the Shareholder, with respect to the legal and/or beneficial ownership interest in the Shares.

7. Waiver. The Shareholder hereby waives any and all rights relating to the Shares arising under the Purchase Agreement or that certain Registration Rights Agreement entered into by the parties hereto on October 3, 2005.

8. Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective past, current and future successors and assigns.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without regard to principles of conflicts of law or choice of law.

10. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

11. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, both written or oral, with respect to the subject matter of this Agreement.

12. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

INTEGRAL SYSTEMS, INC., a Maryland corporation

By:	/s/ Thomas L. Gough
Name:	Thomas L. Gough
Title:	President

LUMISTAR, LLC, a California limited liability company

By:	/s/ John W. Reeser
Name:	John W. Reeser
Title:	General Manager